Exhibit 10.24

Executive Officer Incentive Plan

(Section 162(m) Performance-Based Awards)

LONG-TERM PERFORMANCE STOCK AWARD AGREEMENT UNDER

THE MICROSOFT CORPORATION 2001 STOCK PLAN

Award Number 0000001417045

This Award Agreement sets forth the terms and conditions of an award (the “Award”) of long-term performance stock awards (“LTPSAs”) awarded to Satya Nadella (“Awardee”) by Microsoft Corporation (the “Company”) in the exercise of its sole discretion under the Microsoft Corporation 2001 Stock Plan (the “Plan”) and pursuant to the Microsoft Corporation Executive Officer Incentive Plan (the “EOIP”) on 2/4/2014 (the “Award Date”). Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to them in the Plan.

1. Award.

(a) The Award is earned over three overlapping, five-year performance periods (each, a “Performance Period”). The first Performance Period is the five-year period beginning February 4, 2014 (the “Effective Date”) and ending February 3, 2019. The second and third Performance Periods will commence on the first and second anniversary of the Effective Date, respectively. Under this Award, each Performance Period will cover up to 900,000 (nine hundred thousand) LTPSAs available to be earned, as discussed below. At the end of each Performance Period, the Committee (as that term is defined in Section 2(f) of the Plan) will determine the number of LTPSAs earned under the Award as set forth in Section 2 and advise Awardee of the number (these earned LTPSAs are the “Earned LTPSAs”).

(b) The LTPSAs represent the Company’s unfunded and unsecured promise to issue Common Shares at a future date, subject to the terms of this Award Agreement and the Plan. Awardee has no rights under the LTPSAs other than the rights of a general unsecured creditor of the Company.

2. Performance Goals; Earned LTPSAs.

(a) The performance goal for each Performance Period established by the Committee under the EOIP (the “Performance Goal”) is the Company’s five-year Total Shareholder Return relative to the S&P 500 (“Relative TSR”), as defined and calculated in accordance with Schedule A. In addition, the first 150,000 LTPSAs for each Performance Period will only be earned if the Company’s operating income (as reported in its financial statements) for the first full fiscal year following the Award Date is greater than zero (the “Threshold Goal”).

(b) Within 90 days following the close of the applicable Performance Period, the Committee shall assess performance against the Performance Goal and the Threshold Goal in accordance with Section 4.2 of the EOIP and determine the number of Earned LTPSAs for such Performance Period based on the table below; provided that in no event may the number of Earned LTPSAs exceed the maximum amount specified in Section 4.1 of the EOIP. The date the Committee makes this determination is the “Determination Date” for the Performance Period.

Relative TSR	Earned LTPSAs

30th percentile or less	150,000	*
40th percentile	300,000
50th percentile	450,000
60th percentile	600,000
70th percentile	750,000
80th percentile or greater	900,000

*	Subject to satisfaction of the Threshold Goal

If Relative TSR falls between the amounts shown in the table, the number of Earned LTPSAs will be determined by linear interpolation between the respective amounts shown above.

3. Vesting of LTPSAs.

(a) Earned LTPSAs shall vest on the first NASDAQ Stock Market regular trading day that is on or after the Determination Date, subject to the terms of this Award Agreement and the Plan and provided that Awardee remains continuously employed through the Determination Date.

(b) Awardee agrees that the LTPSAs subject to this Award Agreement, and other incentive or performance-based compensation Awardee receives or has received from the Company, shall be subject to the Company’s executive compensation recovery policy, as amended from time to time.

(c) AWARDEE’S RIGHTS IN THE LTPSAs SHALL BE AFFECTED, WITH REGARD TO BOTH VESTING SCHEDULE AND TERMINATION, BY LEAVES OF ABSENCE, CHANGES IN THE NUMBER OF HOURS WORKED, PARTIAL DISABILITY, AND OTHER CHANGES IN AWARDEE’S EMPLOYMENT STATUS AS PROVIDED IN THE COMPANY’S CURRENT POLICIES FOR THESE MATTERS. ACCOMPANYING THIS AWARD AGREEMENT IS A CURRENT COPY OF THESE POLICIES. THESE POLICIES MAY CHANGE FROM TIME TO TIME WITHOUT NOTICE IN THE COMPANY’S SOLE DISCRETION, AND AWARDEE’S RIGHTS WILL BE GOVERNED BY THE POLICIES IN EFFECT AT THE TIME OF ANY EMPLOYMENT STATUS CHANGE. E-MAIL “BENEFITS” FOR A COPY OF THE MOST CURRENT POLICIES.

4. Termination. Unless terminated earlier under Section 5, 6 or 7 below, an Awardee’s rights under this Award Agreement with respect to the LTPSAs under this Award Agreement shall terminate at the time the LTPSAs are converted into Common Shares and distributed to Awardee.

5. Termination of Awardee’s Status as a Participant. Except as otherwise specified in Sections 6 and 7 below, in the event of termination of Awardee’s Continuous Status as a Participant (as that term is defined in Section 2(j) of the Plan), Awardee’s rights under this Award Agreement in any unvested LTPSAs shall terminate. For the avoidance of doubt, an Awardee’s Continuous Status as a Participant terminates at the time Awardee’s actual employer ceases to be the Company or a “Subsidiary” of the Company, as that term is defined in Section 2(y) of the Plan, and except as otherwise specified in Section 6 or 7 below, no person shall have any rights as an Awardee under this Award Agreement unless he or she is in Continuous Status as a Participant on the Award Date.

6. Disability or Death of Awardee.

(a) Notwithstanding the provisions of Section 5 above, in the event of termination of Awardee’s Continuous Status as a Participant as a result of total and permanent disability (as that term is defined in Section 12(c) of the Plan and the policies referenced in Section 3(c) above), with respect to any Performance Period that has not been completed, the Awardee shall become immediately vested in an amount of LTPSAs that would be earned if Relative TSR was at the 60th percentile.

(b) Notwithstanding the provisions of Section 5 above, if at the time of Awardee’s death he is in Continuous Status as a Participant, then, with respect to any Performance Period that has not been completed, the Awardee shall become immediately vested in an amount of LTPSAs that would be earned if Relative TSR was at the 60th percentile.

7. Termination without Cause. Notwithstanding the provisions of Section 5 above, in the event of termination of Awardee’s Continuous Status as a Participant as a result of a termination of employment by the Company without Cause (as defined in the offer letter, dated February 3, 2014, between the Awardee and the Company (the “Offer Letter”), the Award will be treated in accordance with the Offer Letter. For the avoidance of doubt, the LTPSAs are not eligible stock awards for purposes of the Company’s Senior Executive Severance Benefit Plan.

8. Value of Unvested LTPSAs. In consideration of the award of these LTPSAs, Awardee agrees that upon and following termination of Awardee’s Continuous Status as a Participant for any reason (whether or not in breach of applicable laws), and regardless of whether Awardee is terminated with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested LTPSAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

9. Conversion of LTPSAs to Common Shares; Responsibility for Taxes.

(a) Provided Awardee has satisfied the requirements of Section 9(b) below, on the vesting of any Earned LTPSAs, the vested Earned LTPSAs shall be converted into an equivalent number of Common Shares that will be distributed to Awardee (or Awardee’s legal representative, if applicable) within 15 days after the date of the vesting event. Notwithstanding the foregoing, if accelerated vesting of a LTPSA occurs pursuant to a provision of the Plan not addressed in this Award Agreement, distribution of the related Common Share shall not occur until the date distribution would have occurred under this Award Agreement absent this accelerated vesting. The distribution to Awardee (or Awardee’s legal representative, if applicable) of Common Shares in respect of the vested Earned LTPSAs shall be evidenced by means that the Company determines to be appropriate. In the event ownership or issuance of Common Shares is not feasible due to applicable exchange controls, securities regulations, tax laws or other provisions of applicable law, as determined by the Company in its sole discretion, Awardee (or Awardee’s legal representative, if applicable) shall receive cash proceeds in an amount equal to the value of the Common Shares otherwise distributable to Awardee, as determined by the Company in its sole discretion, net of amounts withheld in satisfaction of the requirements of Section 9(b) below.

(b) Regardless of any action the Company or Awardee’s actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account, or other tax-related withholding items (“Tax-Related Items”) that arise in connection with the LTPSAs, Awardee acknowledges and agrees that the ultimate liability for any Tax-Related Items determined by the Company in its discretion to be legally due by Awardee, is and remains Awardee’s responsibility. Awardee acknowledges and agrees that the Company and/or Awardee’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the LTPSAs, including the grant of the LTPSAs, the vesting of Earned LTPSAs, the conversion of Earned LTPSAs into Common Shares or the receipt of an equivalent cash payment, the subsequent sale of any Common Shares acquired and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the LTPSAs to reduce or eliminate Awardee’s liability for any Tax-Related Items.

Prior to the relevant taxable or tax-withholding event, as applicable, Awardee shall pay, or make adequate arrangements satisfactory to the Company or to Awardee’s actual employer (in their sole discretion) to satisfy all obligations for Tax-Related Items. In this regard, Awardee authorizes the Company or Awardee’s actual employer to withhold all applicable Tax-Related Items from Awardee’s wages or other cash compensation payable to Awardee by the Company or Awardee’s actual employer. Alternatively, or in addition, the Company or Awardee’s actual employer may, in their sole discretion, and without notice to or authorization by Awardee, (i) sell or arrange for the sale of Common Shares to be issued upon the vesting of Earned LTPSAs or other event to satisfy the withholding obligation, and/or (ii) withhold in Common Shares, provided that the Company and Awardee’s actual employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. Awardee will be deemed to have been issued the full number of Common Shares subject to the Earned LTPSAs, notwithstanding that a number of whole vested Common Shares are held back solely for the purpose of paying the Tax-Related Items. Awardee shall pay to the Company or to Awardee’s actual employer any amount of Tax-Related Items that the Company or Awardee’s actual employer may be required to withhold as a result of Awardee’s receipt of LTPSAs, the vesting of Earned LTPSAs, or the conversion of vested Earned LTPSAs to Common Shares that cannot be satisfied by the means described in this paragraph. Except where applicable legal or regulatory provisions prohibit and notwithstanding anything in the Plan to the contrary, the standard process for the payment of an Awardee’s Tax-Related Items shall be for the Company or Awardee’s actual employer to withhold in Common Shares only to the amount of shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. The Company may refuse to deliver Common Shares to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax-Related Items as described in this section 9.

(c) In lieu of issuing fractional Common Shares, on the vesting of a fraction of an Earned LTPSA, the Company shall round the shares down to the nearest whole share.

(d) Until the distribution to Awardee of the Common Shares in respect of the vested Earned LTPSAs is evidenced deposit in Awardee’s brokerage account, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Common Shares, notwithstanding the vesting of Earned LTPSAs. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the Common Shares, except as provided in Section 14 of the Plan.

(e) By accepting the Award of LTPSAs evidenced by this Award Agreement, Awardee agrees not to sell any of the Common Shares received on account of vested Earned LTPSAs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary of the Company.

10. Non-Transferability of LTPSAs. Awardee’s right in the LTPSAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. LTPSAs shall not be subject to execution, attachment or other process.

11. Acknowledgment of Nature of Plan and LTPSAs. In accepting the Award, Awardee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Award of LTPSAs is voluntary and occasional and does not create any contractual or other right to receive future awards of LTPSAs or other awards, or benefits in lieu of LTPSAs even if LTPSAs have been awarded repeatedly in the past;

(c) all decisions with respect to LTPSAs or other future awards, if any, will be at the sole discretion of the Company;

(d) Awardee’s participation in the Plan is voluntary;

(e) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty;

(f) if Awardee receives Common Shares, the value of the Common Shares acquired on vesting of Earned LTPSAs may increase or decrease in value;

(g) notwithstanding any terms or conditions of the Plan to the contrary and consistent with Section 5, above, in the event of termination of Awardee’s Continuous Status as a Participant under circumstances where Section 6 or 7 above does not apply (whether or not in breach of applicable laws), Awardee’s right to receive LTPSAs and vest under the Plan, if any, will terminate effective as of the date that Awardee is no longer actively employed and will not be extended by any notice period mandated under applicable law. Awardee’s right to receive Common Shares pursuant to any Earned LTPSAs after termination of Continuous Status as a Participant, if any, will be calculated as of the date of termination of Awardee’s active employment and will not be extended by any notice period mandated under applicable law; and

(h) Awardee acknowledges and agrees that, regardless of whether Awardee is terminated with or without cause, notice or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, Awardee has no right to, and will not bring any legal claim or action for, (a) any damages for any portion of any Earned LTPSAs that have been vested and converted into Common Shares, or (b) termination of any unvested LTPSAs under this Award Agreement.

12. No Employment Right. Awardee acknowledges that neither the fact of this Award of LTPSAs nor any provision of this Award Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Awardee any right with respect to employment or continuation of current employment with the Company or with Awardee’s actual employer, or to employment that is not terminable at will. Awardee further acknowledges and agrees that neither the Plan nor this Award of LTPSAs makes Awardee’s employment with the Company or Awardee’s actual employer for any minimum or fixed period, and that this employment is subject to the mutual consent of Awardee and the Company or Awardee’s actual employer, and may be terminated by either Awardee or the Company or Awardee’s actual employer at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

13. Administration. Except as otherwise expressly provided in the Plan, the authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee, and the Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties. References to the Committee in this Award Agreement shall be read to include a reference to any delegate of the Committee acting within the scope of his or her delegation.

14. Plan Governs. Except as provided in Schedule A, this Award Agreement shall be subject to the terms of the Plan and the EOIP, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan and the EOIP.

15. Notices. Any written notices provided for in this Award Agreement that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Awardee, at Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to LTPSAs awarded under the Plan or future LTPSAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. Acknowledgment. By Awardee’s acceptance of this Award Agreement in the manner described in “Awardee’s Acceptance” at the end of this Award Agreement, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement, the Plan, and the current policies referenced in Sections 3(b) and 3(c) above. Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and in the other documents referenced in the preceding sentence, as the latter may be amended from time to time in the Company’s sole discretion.

18. Board Approval. These LTPSAs have been awarded pursuant to the Plan and this Award of LTPSAs has been approval by the Board of Directors.

19. Governing Law and Venue. This Award Agreement shall be governed by the laws of the State of Washington, U.S.A., without regard to Washington laws that might cause other law to govern under applicable principles of conflicts of law. The venue for any litigation related to this Award Agreement will be in King County, Washington.

20. Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

21. Complete Award Agreement and Amendment. This Award Agreement (including the policies referenced in Sections 3(b) and 3(c)), the Plan and the Offer Letter constitute the entire agreement between Awardee and the Company regarding LTPSAs. Any prior agreements, commitments or negotiations concerning these LTPSAs are superseded. This Award Agreement may be amended only by written agreement of Awardee and the Company, without consent of any other person, provided that no consent is necessary to an amendment that in the reasonable judgment of the Committee confers a benefit on Awardee. Awardee agrees not to rely on any oral information regarding this Award of LTPSAs or any written materials not identified in this Section 21.

22. Code Section 409A. Payments under this Award Agreement are intended to be exempt from Code section 409A to the extent they satisfy the “short-term deferral exception” under Code section 409A and otherwise to be compliant with Code section 409A, and this Award Agreement shall be interpreted, operated and administered accordingly. To the extent applicable, each payment under this Award Agreement shall be treated as a separate payment for purposes of Code section 409A.

23. Code Section 162(m). The Award is intended to satisfy the applicable requirements for the performance-based compensation exception under Code section 162(m) and applicable IRS guidance issued thereunder, and it is intended that the Award be interpreted, operated and administered to meet such requirements.

MICROSOFT CORPORATION

Lisa Brummel,

Executive Vice President, Human Resources

AWARDEE’S ACCEPTANCE:

I have read and fully understood this Award Agreement and, as referenced in Section 17 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement and the other documents referenced in it. I intend to express my acceptance of the Award and this Award Agreement by typing my name in Awardee acceptance window provided in “step 2” of the award acceptance checklist, and I further intend the typing of my name to have the same force and effect in all respects as a handwritten signature.

Schedule A

Long-Term Performance Share Award

This Schedule A provides additional information regarding the calculations of the LTPSAs awarded pursuant to the attached Award Agreement.

Total Shareholder Return (TSR) is defined as the total return of a stock to an investor (capital gains plus dividends). It is calculated by comparing the stock price at the end of a Performance Period to the stock price at the beginning of a Performance Period and assumes that dividends are reinvested in the same equity. TSR results will be provided based on information from Bloomberg (i.e. “Dividends Reinvested in Security”). TSR will be expressed to four decimal points.

S&P 500 will be defined as the companies that comprise the S&P 500, as published by McGraw-Hill and currently available at http://us.spindices.com/indices/equity/sp-500. For purposes of LTPSA calculations the companies that comprise the S&P 500 on the first trading day of each Performance Period will remain constant throughout the Performance Period. As a result, at the end of each Performance Period the actual number of companies used to calculate Microsoft’s relative performance likely will be fewer than 500.

Starting Microsoft Stock Price for the first Performance Period will be the average closing price of a Common Share on the 5 trading days preceding and following the Award Date.

Starting Microsoft Stock Price for the second and third Performance Periods will be calculated as the average closing price of a Common Share during the 90 day calendar period preceding the first trading day of the applicable Performance Period.

Ending Microsoft Stock Price will be calculated as the average closing price of a Common Share for the final 90 calendar days (inclusive of the last full trading day) of the applicable Performance Period.

Starting Stock Price of each S&P 500 Issuer for the first Performance Period will be the average closing price of each S&P Issuer on the 5 trading days preceding and following the Award Date.

Starting Stock Price of each S&P 500 Issuer for the second and third Performance Periods will be calculated as the average closing price of each S&P 500 Issuer during the 90 calendar day period preceding the first full trading day of the applicable Performance Period.

Ending Stock Price of each S&P Issuer will be calculated as the average closing price of each S&P 500 Issuer for the final 90 calendar days (inclusive of the last full trading day) of the applicable Performance Period.

Percentile rank calculations required for determining payout rates will be based upon the standard Excel formula for determining percent rank using the function PERCENTRANK.INC. Results of all percent ranks, including Microsoft’s, will be calculated to two decimal points, as calculated using Excel rounding methods.